UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of principal executive offices)	49424 (Zip Code)

Registrant’s telephone number, including area code (616) 820-1444

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry Into a Material Definitive Agreement.

Private Offering

        On June 30, 2009, Macatawa Bank Corporation (the “Company”) entered into Subscription and Purchase Agreements, each dated as of June 30, 2009, with several accredited investors, under which the Company agreed to issue 183,333 shares of its common stock at $3.00 per share, for the aggregate purchase price of $550,000 (the “Common Subscription Agreements”).

        On June 30, 2009, the Company also entered into Subscription and Purchase Agreements, each dated as of June 30, 2009, with several accredited investors (together with the common stock investors, the “Stock Investors”) under which the Company agreed to issue 2,350 shares of its Series B Noncumulative Convertible Perpetual Preferred Stock at $1,000 per share, for the aggregate purchase price of $2,350,000 (the “Preferred Subscription Agreements”).

        On June 30, 2009, the Company entered into Subscription and Purchase Agreements dated June 30, 2009 (the “Notes Subscription Agreements”), with a certain number of the Stock Investors and other accredited investors (collectively, the “Note Investors”), under which the Company agreed to issue 11% Subordinated Notes Due 2017 of the Company (the “Notes”) in the aggregate principal amount of $950,000. The Notes are not convertible into common stock or preferred stock.

        The sale to the Stock Investors and the Note Investors, along with the Company’s previously disclosed June 5, 2009, sale of $1,000,000 in common stock to a single accredited investor (collectively, the “Private Offering”), is being made as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to an exemption under Section 4(2) thereof, and Rule 506 of Regulation D promulgated thereunder.

Terms of the Series B Preferred Stock

        In connection with the Private Offering, the Company established a newly authorized series of preferred stock, designated as Series B Noncumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”). The Company filed the Certificate of Designations for the Series B Preferred Stock (the “Certificate of Designations”) with the State of Michigan on June 29, 2009, which sets forth the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock, and is attached hereto as Exhibit 4.1.

        Dividends on the Series B Preferred Stock are payable quarterly in arrears if, when and as declared by the Company’s Board of Directors, at a rate of 9.00% per year on the liquidation preference of $1,000 per share. Dividends on the Series B Preferred Stock will be non-cumulative. If the Company’s Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series B Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series B Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent dividend period with respect to Series B Preferred Stock, junior stock or any other class or series of authorized preferred stock of the Company. With certain limited exceptions, if the Company does not pay full cash dividends on the Series B Preferred Stock for the most recently completed dividend period, the Company may not pay dividends on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to its common stock or other stock ranking equally with or junior to the Series B Preferred Stock. The Series B Preferred Stock is not redeemable by the holders or the Company.

        The initial conversion price for the Series B Preferred Stock is $6.00 per share of common stock. Holders of the Series B Preferred Stock may convert their shares into common stock at any time. The Company shall have the right, at its option, to cause some or all of the Series B Preferred Stock to be converted into shares of common stock at any time on or after July 31, 2012, in the event that (i) the closing price of the company’s common stock equals or exceeds one hundred twenty percent (120%) of the then prevailing conversion price for at least twenty (20) trading days in a period of thirty (30) consecutive trading days, and (ii) the Company has paid in full all dividends on the shares of Series B Preferred Stock for four (4) consecutive dividend periods. However, no holder of Series B Preferred Stock will be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Company, following such conversion, unless the Company obtains the requisite shareholder approval under NASDAQ Marketplace Rules. Additionally, no holder of Series B Preferred Stock will be permitted to receive common stock upon conversion of its Series B Preferred Stock to the extent such conversion would cause such holder to beneficially own more than 9.9% of the Company’s common stock outstanding at such time.

        Holders of the Series B Preferred Stock generally do not have any voting rights, except as required by Michigan law. However, the Company may not amend its articles of incorporation in a manner adverse to the rights of the Series B Preferred Stock, issue capital stock ranking senior to the Series B Preferred Stock or take certain other actions without the approval of the holders of the Series B Preferred Stock. Notwithstanding the foregoing, the consent of the holders of the Series B Preferred Stock shall not be necessary for the Company to participate in the U.S. Department of Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program or the federal Capital Assistance Program, or any successor to either program.

        Pursuant to the Preferred Subscription Agreements, at any time following the first year anniversary of the closing of the Preferred Subscription Agreements, the holders of the Series B Preferred Stock or shares of the Company’s common stock delivered in respect of the Series B Preferred Stock may exercise demand registration rights with respect to the common stock, subject to certain limitations. The holders of the Series B Preferred Stock or shares of the Company’s common stock delivered in respect of the Series B Preferred Stock may also exercise customary piggyback registration rights.

        The above summary of the Series B Preferred Stock does not purport to be a complete description of the Series B Preferred Stock and is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 4.1.

Terms of the Subordinated Notes

        In connection with the Private Offering, the Company issued 11 % Subordinated Notes Due 2017, in the aggregate principal amount of $950,000. The Notes will mature on August 31, 2017 (the “Maturity Date”). Interest will be paid on the outstanding principal amount of the Notes quarterly on the fifteenth day of the last month of each calendar quarter, commencing on September 15, 2009, at a rate per annum of 11% prior to the Maturity Date and, if the outstanding principal amount of the Note is not paid in full on the Maturity Date, at a rate equal to 15% per annum on and after the Maturity Date. The Company may redeem the Notes in whole or in part at any time from and after July 31, 2012.

        As a condition for qualifying as Tier 2 capital, there are no provisions in the Notes, other than limited instances of bankruptcy or receivership, which would give rise to an acceleration of the Company’s payment obligations under the Notes.

        The Notes will be unsecured, subordinated obligations of the Company and will rank junior in right of payment to the Company’s senior indebtedness and to the Company’s obligations to its general creditors. However, the Notes will rank equally with general creditors in certain circumstances if the Notes no longer qualify as Tier 2 capital for regulatory purposes. The Notes will rank senior to the junior subordinated indebtedness incurred in connection with the Companies trust preferred securities.

        The above summary of the Notes does not purport to be a complete description of the Notes and is qualified in its entirety by reference to the Form of Subordinated Note attached hereto as Exhibit 4.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

        As discussed under Item 1.01 above, on June 30, 2009, in connection with the execution of the Notes Subscription Agreements, the Company issued 11% Subordinated Notes Due 2017 in the aggregate principal amount of $950,000. The applicable terms of the Notes are more fully described in Item 1.01 above, and are contained in the Form of 11% Subordinated Note Due 2017 attached hereto as Exhibit 4.2.

Item 3.02 Unregistered Sales of Equity Securities.

        As discussed under Item 1.01 above, on June 30, 2009, in connection with the execution of the Preferred Subscription Agreements, the Company sold 2,350 shares of Series B Preferred Stock to the Stock Investors at a purchase price of $1,000 per share. Additionally, on June 30, 2009, in connection with the execution of the Common Subscription Agreements, the Company sold 183,333 shares of its common stock to the Stock Investors at a purchase price of $3.00 per share. The combined aggregate offering price of the common stock and the Series B preferred Stock was $2,900,000. The common stock and the Series B Preferred Stock was offered and sold to the Stock Investors in reliance upon an exemption for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Company received an appropriate representation as to the accredited investor status (as defined in Rule 501 of Regulation D) of each Stock Investor purchasing the common stock or the Series B Preferred Stock, and no offers or sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, and the Company received appropriate representations that the shares were acquired for investment purposes and not with a view to distribution. The shares that were sold have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 3.03 Material Modification to Rights of Security Holders.

        As part of the Private Offering, the Company issued 2,350 shares of its Series B Preferred Stock. The holders of the Series B Preferred Stock have preferential dividend and liquidation rights over the holders of the Company’s common stock. Further, the Company’s ability to declare or pay dividends with respect to, or to redeem, purchase or make a liquidation payment with respect to the Company’s common stock is limited by the terms of the Series B Preferred Stock. The applicable terms and preferences attached to the Series B Preferred Stock are more fully described in Item 1.01 above, and are contained in the Certificate of Designations attached hereto as Exhibit 4.1.

        The above summary is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 4.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        On June 29, 2009, the Company filed the Certificate of Designations with the State of Michigan for the purpose of establishing the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock. The Certificate of Designations became effective with the State of Michigan upon filing.

        The applicable terms and preferences attached to the Series B Preferred Stock are more fully described in Item 1.01 above, and are contained in the Certificate of Designations. This description is qualified in its entirety by reference to the copy of the Certificate of Designations, which is attached hereto as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

4.1	Certificate of Designations of Macatawa Bank Corporation filed on June 29, 2009 with the State of Michigan designating the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock.

4.2	Form of 11% Subordinated Notes Due 2017

10.1	Form of Subscription and Purchase Agreement for the Series B Preferred Stock between Macatawa Bank Corporation and the Stock Investor parties thereto.

10.2	Form of Subscription and Purchase Agreement for the Notes between Macatawa Bank Corporation and the Notes Investor parties thereto.

10.3	Form of Subscription and Purchase Agreement for the Common Stock between Macatawa Bank Corporation and the Stock Investor parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2009	MACATAWA BANK CORPORATION (Registrant) By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer